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                                                                  Exhibit 10.9
                           1996 INCENTIVE COMPENSATION PLAN


PURPOSE

    The development of Duff & Phelps Credit Rating Co. as a professional financial services corporation requires an Incentive Compensation Plan for its officers. The Plan is designed to provide incentive compensation based on the overall performance of Duff & Phelps Credit Rating Co.

    The Incentive Compensation Plan has two main purposes. First, the Plan is designed to reward outstanding performance of the officers who in their positions can make a meaningful contribution to the growth of the Company. Specific objectives of the Plan include the attraction, motivation, and retention of key management and professional staff. Participation in the Plan should focus officers' attention on providing top quality service to our clients, increasing productivity and obtaining new business opportunities to increase the profitability of the Firm. In addition to the opportunity for extra compensation, the Plan provides some variability in the Company's salary structure depending upon the overall financial success of the Firm. The Plan provides a basis for the distribution of incentive compensation based upon the overall profitability of Duff & Phelps Credit Rating Co. as well as predetermined standards of performance for each individual. This Plan is meant to be a guideline for determining the amount of and the allocation of incentive compensation.

PLAN GOVERNANCE

    The Compensation Committee of the Duff & Phelps Credit Rating Co. Board of Directors is responsible for the governance of the Plan. Recommendations regarding eligibility, participation, performance assessment and earned awards are made to the Compensation Committee by the Executive Committee. Subject to the approval of the full Board of Directors, the determination of the Compensation Committee shall be conclusive and binding on all participants. The Board of Directors has the right to make changes to the Plan if necessary because of unusual circumstances or because of the Company's financial needs.

ELIGIBILITY

    Employees who are officers of the Company will be eligible to participate in the Plan. Under special circumstances, support staff managers and staff members who are not officers will be eligible to participate in the Plan.


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PARTICIPATION

    Each person's participation in the Plan will be subject to the annual nomination by the officer's supervisor and approval by the Executive Committee.

PERFORMANCE ASSESSMENT

    The Plan incorporates job descriptions, performance standards, and evaluations of performance. Job descriptions will be prepared describing the responsibilities and duties of each participant in the Plan. The scope of authority and responsibility of each officer shall be determined by the individual and his/her supervisor. A mutual understanding of the performance standards expected of the participant shall also be determined by the individual and the supervisor. The performance standards should include quantitative measures to the extent possible although qualitative standards are also important. Specific goals and completion dates should be specified when appropriate. Each officer will be evaluated by his/her supervisor at least once each year. This evaluation will be made with the participant and will include a review of each area of responsibility, work performance, and results obtained in comparison with the performance standards. This evaluation will be the basis for the incentive compensation recommendation.

AWARD DETERMINATION

    Awards under the Incentive Compensation Plan are recommended to the Executive Committee for each participant. This recommendation will be made after a review with the officer of his/her performance for the year. The Executive Committee will review, modify, and/or approve the recommendation for each individual before submission to the Compensation Committee for final approval by the Board of Directors.

INCENTIVE COMPENSATION FUND

    The target amount of incentive compensation is determined at the beginning of each year and takes into consideration the level of current and future income of the firm plus the cash needs of the business. The amount of the incentive compensation will vary by an amount equal to 40% of the operating income variance from the goal. The total amount available to be distributed as cash awards under the Incentive Compensation Plan cannot exceed 20% of the Company's pre-tax operating income before depreciation, bonuses and name use fee.

    The incentive compensation is much more sensitive in percentage terms than operating income. This leverage aspect is designed to provide incentive opportunities for increased profitability of the Company and to provide downside protection to the Company if the goals are not met.


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VESTING OF AWARDS

    Awards under the Plan will vest as of the last day of each Plan year. Participants who leave the firm during a Plan year forfeit any rights to an award for that year. The Executive Committee may make a partial award to a participant who leaves the Firm during a Plan year due to death, total and permanent disability, or retirement.

PAYMENT OF AWARD

    The payment of awards will be made as soon as practicable after the Executive Committee completes its assessment of individual and corporate performance for the year and the Compensation Committee and the Board of Directors approves the awards.

TERMS OF EMPLOYMENT

    Nothing in the plan shall interfere with or limit in any way the right of the Firm to terminate any participant's employment at any time, nor confer upon any participant any right to continue in the employ of the Firm.


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                                      MEMORANDUM


TO:      COMPENSATION COMMITTEE

FROM:    M.C. BECKER

DATE:    FEBRUARY 9, 1996

RE:      EXECUTIVE MANAGEMENT INCENTIVE COMPENSATION PLAN-1996

Summarized below is the Executive Management Incentive Compensation Plan for 1996 based on budgeted operating income before depreciation and incentive compensation.

                                                            CUMULATIVE
OPERATING                % OF OPERATING    BONUS POOL     BONUS POOL @ MAX
 INCOME                  INCOME VARIANCE    CHANGES     (DECREASE)/INCREASE
--------------------------------------------------------------------------------

$18,610,000-$19,609,999      -30%        ($1-$300,000)     $0
$19,610,000-$20,609,999      -20%        ($1-$200,000)     $300,000
@ BUDGET OF $20,610,000        -                -          $500,000
$20,610,001-$21,610,000       20%         $1-$300,000      $700,000
$21,610,001-$22,610,000       15%         $1-$150,000      $850,000
$22,610,001-$23,610,000       10%         $1-$100,000      $950,000
GREATER THAN $23,610,000       5%         NO LIMIT         NO LIMIT